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                                                                     Exhibit 12
R&G FINANCIAL CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
($ IN THOUSANDS)

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
                                             FORMULA    6/30/98     6/30/97   12/31/97    12/31/96  12/31/95   12/31/94   12/31/93
                                            --------    -------     -------   --------    --------  --------   --------   --------
A  Pre-Tax Net Income                                     20,730      15,186    32,229     19,122     16,296      5,442     26,820
                                                        ========    ========   =======    =======   ========   ========   ========
   Plus:
B         Interest Expense-Total                          37,240      26,528    60,805     44,863     32,239     23,226     15,638
C         Rental Expense(1)                                  416         360       745        651        574        543        438
                                                        --------    --------   -------    -------   --------   --------   --------

D  Fixed Charges (including interest
     on deposits)                             B+C         37,656      26,888    61,550     45,514     32,813     23,769     16,076

E  Less: Interest on Deposits                             17,429      15,768    32,435     27,518     21,829     14,461     10,365
                                                        --------    --------   -------    -------   --------   --------   --------
F  Fixed Charges (excluding interest
     on deposits)                             D-E         20,227      11,120    29,115     17,996     10,984      9,308      5,711
                                                        ========    ========   =======    =======   ========   ========   ========

G  Earnings                                   A+D         58,386      42,074    93,779     64,636     49,109     29,211     42,896
                                                        ========    ========   =======    =======   ========   ========   ========

   Historical Ratio of Earnings to Fixed Charges:

         Including interest on deposits       G/D           1.55        1.56       1.52      1.42       1.50       1.23       2.67
         Excluding interest on deposits     (G-E)/F         2.02        2.37       2.11      2.06       2.48       1.58       5.70

(1) Only portion attributable to interest:

         Rental expense                                    1,386       1,200      2,483     2,171      1,914      1,810      1,460
         Estimated Interest Factor                           30%         30%        30%       30%        30%        30%        30%

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